Exhibit 99.1

      CIPHERGEN REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL
                                    YEAR 2004

    Results Reflect Sale of BioSepra Operation, Including $18.5 Million Gain

    FREMONT, Calif., Feb. 17 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced financial results for the fourth quarter and full year ended December 31, 2004. Because of the sale of Ciphergen's BioSepra chromatography business to Pall Corporation on November 30, 2004, the financial results discussed herein reflect the BioSepra business as a discontinued operation. For the quarter ended December 31, 2004, total revenue decreased 13% to $10.1 million, as compared to $11.6 million in the fourth quarter of 2003; but total revenue increased 19% sequentially as compared to the third quarter of 2004. The net loss from continuing operations was $7.6 million in the fourth quarter of 2004 as compared to $7.4 million in the fourth quarter of 2003 and $9.6 million in the third quarter of 2004. During the fourth quarter of 2004, Ciphergen recorded net income from discontinued operations of $17.9 million, of which $18.5 million represented a gain from the sale of BioSepra. Because of this gain, Ciphergen's net income for the fourth quarter of 2004 was $10.3 million as compared to a net loss of $6.7 million for the comparable quarter of 2003.

    For the fiscal year 2004, total revenue decreased 8% to $40.2 million, as compared to $43.6 million in 2003. The net loss from continuing operations for 2004 was $36.9 million as compared to $38.9 million in 2003; 2003 results included a non-recurring expense of $7.3 million related to a litigation settlement. Ciphergen's net loss for 2004 was $19.8 million as compared to a net loss of $36.7 million in 2003; 2004 results included net income from discontinued operations of $17.1 million.

    At December 31, 2004, the Company's cash and investments were $37.6 million. Total long term debt totaled $28.5 million, of which $28.1 million was convertible debt.

    Financial Outlook for 2005
    The Company provides the following financial guidance for 2005:

     * Revenue. Ciphergen expects total 2005 revenue of approximately $44- 48 million. The Company expects that revenues for the first quarter of 2005 will be approximately $8-9 million, with increasing quarterly revenue thereafter in 2005.
     * Gross Margin. The Company expects that its gross margin will be in the 65-68% range during 2005.
     * Net Loss. Ciphergen expects that its net loss in 2005 will be approximately $21-25 million. The Company's net loss per quarter is expected to decline over the year, driven by the anticipated growth in revenue and steps taken to reduce operating expenses in the Biosystems Division, partially offset by increased investment in the Diagnostics Division.

    "We believe that our new product introductions and the results that prestigious laboratories are achieving through use of ProteinChip(R) technology is creating growing acceptance by the market and we anticipate renewed revenue growth to result in 2005," commented William E. Rich, President and CEO of Ciphergen. "We are also looking forward to achieving major milestones in our Diagnostics Division during the year, including commercialization partnerships as well as the potential launch of our first clinical diagnostic test."

    Recent Highlights

     * Strategic Sale of BioSepra Chromatography Business and Collaboration with Pall. On November 30, 2004, Ciphergen completed the sale of the BioSepra chromatography business to Pall Corporation for approximately $32 million and also entered into a collaboration with Pall for process proteomics, based on the combination of Ciphergen's ProteinChip technology and BioSepra's leading chromatography products. Ciphergen also retains certain rights to access BioSepra's chromatography sorbent technology for manufacture, use and sale in the research and diagnostic markets.

     *    Biosystems Progress.
          * New Product Introductions. In the third quarter of 2004, Ciphergen launched the ProteinChip System, Series 4000 and Pattern Track(TM) Process which provides the biomarker proteomics market with the only complete system solution to rapidly translate biomarker discovery to high value assays at the benchtop. At the PepTalk meeting in December, Ciphergen presented promising results using our Deep Proteome(TM) sample preparation family of products including Equalizer Beads(TM); these products potentially provide a breakthrough in detection of low abundant proteins, a major problem today in proteomics. We anticipate commencing customer shipments of our Deep Proteome products during 2005.

          * Pharma Biomarker Proteomics. The ProteinChip system is currently being evaluated by the majority of major pharmaceutical companies to identify biomarkers of drug safety and efficacy to monitor drug treatment and reduce late-stage attrition of compounds. Advances in the analysis and identification of low abundance proteins through the implementation of Deep Proteome products should further enable the elucidation of biological pathways perturbed by drug treatment and even reveal new drug targets. As a separate pharma initiative, discussions are currently underway with multiple pharmaceutical companies to partner in the field of Alzheimer's Disease based on promising discovery work conducted by our Biomarker Discovery Center(R) scientists and collaborators.

          * Clinical Proteomics Research. There is a growing list of customers using ProteinChip Systems for disease biomarker discovery and assay development applications with over 600 systems now sold worldwide, many with multiple users or applications per system. For example, Alzheimers (>100 users or applications), prostate cancer (>100), ovarian cancer (>130), breast cancer (>130), colon cancer (>40), other cancers (>85), cardiovascular diseases (>100), HIV/AIDS (>135), infectious diseases (>95), diabetes (>55), kidney disease (>45) and arthritis (>15).

          * Publication Progress. This broad use of ProteinChip technology led to 122 scientific papers in 2004; this represents a 60% increase in publications over the number of publications in 2003 and brings our total publications list to over 350. Ciphergen scientists and/or our customers presented 48 papers or posters at the 2004 American Association for Cancer Research meeting, among other major disease-based conferences. This growing list of successes continues to feed our systems growth and potential diagnostics pipeline and validates our Pattern Track process and ProteinChip technology.

     * Diagnostics Progress. During 2004, Ciphergen continued its pioneering efforts in translating the discovery and validation of biomarkers into both research use and commercial clinical diagnostic and theranostic assays. The Company believes that continued progress in this area will further validate its competitive advantage as well as produce new diagnostic business opportunities.

          * Ovarian Cancer Program. Ciphergen's Biomarker Discovery Center scientists and investigators from several leading institutions published in Cancer Research in August 2004 the use of Ciphergen's ProteinChip System to discover three protein biomarkers that, when combined, form the basis of a potential clinical assay designed to detect stage I/II ovarian cancer. This study examined 503 patients and employed a multi-institutional study design, with both cross-validation and independent validation of the individual biomarkers as well as of the multi-marker pattern. The pattern of three biomarkers was able to diagnose early stage (I/II) ovarian cancer with 74% sensitivity at 97% specificity.

               In addition, Ciphergen and European collaborators presented at the International Gynecologic Cancer Society in Edinburgh results from a study suggesting that two of these ovarian cancer markers may be useful for multiple clinical applications in addition to initial diagnosis, such as monitoring response to therapy and for recurrence.

               Finally, Ciphergen and the M.D. Anderson Cancer Center recently entered into a collaboration agreement involving analysis of clinical samples provided by M. D. Anderson for ovarian cancer using Ciphergen's Deep Proteome and Pattern Track suite of proteomics tools. This work will address multiple clinical questions, including validation of markers described in the Cancer Research article, discovery of markers that distinguish ovarian cancer from other gynecologic masses and prediction of treatment response. Ciphergen has exclusive rights to license discoveries made during the course of this collaboration.

     * Milestones Demonstrating Utility of ProteinChip System as a Potential Diagnostic Platform.

               * In January 2005, the NCI's Early Detection Research Network published a paper in Clinical Chemistry demonstrating excellent reproducibility of SELDI-TOF-MS in a multi-site NCI sponsored clinical study, a pre-requisite validation for a clinical diagnostic assay platform.

               * The NCI's Clinical Proteomics Research Laboratory presented results of a study of ovarian cancer sera with total inter-day precision from 6-12%, based on the use of the ProteinChip System, PBS IIc at the 2005 annual meeting of the Association for Laboratory Automation (ALA). An independent study presented at the ALA meeting by Ciphergen scientists demonstrated precision of approximately 10% using the ProteinChip System, Series 4000.

     * Expanding Pipeline of Potential Diagnostic Assays. Ciphergen's Biomarker Discovery Centers and research scientists, in collaboration with leading translational researchers worldwide, continue to use Ciphergen's Pattern Track Process to discover disease-associated protein biomarkers that form the basis of potential multimarker assays designed to address a variety of clinical questions in cancer, cardiovascular, neurological and infectious diseases.

               * Scientists at the Children's Hospital Boston, working in collaboration with scientists from Ciphergen, presented results at the American Society for Hematology 46th Annual Meeting in December suggesting proteomic analysis of circulating platelets can potentially be useful for early cancer diagnosis.

               * The Johns Hopkins University School of Medicine and Ciphergen renewed their agreement to discover and validate biomarkers for the detection of early stage breast, ovarian, pancreatic and prostate cancer. The collaboration has resulted in publications in journals such as Cancer Research, Clinical Cancer Research, and Clinical Chemistry.

               * M.D. Anderson and Ciphergen are collaborating to discover and characterize markers that can predict a lung cancer patient's response to platinum therapy. Only a subset of lung cancer patients responds to platinum therapy, which is extremely costly and has negative side-effects.

               * Investigators at INSERM are collaborating with Ciphergen to identify biomarkers derived from inflammatory cells that can predict outcome in patients with colon cancer. The inflammatory reaction is an important component of the host response protein amplification cascade that may provide targets for cancer detection, monitoring and therapeutics.

               * Ciphergen and a separate group of investigators at INSERM are collaborating to identify biomarkers that are protective against hypertension, a major cause of morbidity and mortality including myocardial infarction, stroke and renal disease.

               * The Institute Paoli-Calmettes and Ciphergen are working together to identify proteins that can predict response to anthracycline or Herceptin(R) therapy. Better prediction of response would permit more tailored therapeutic decisions.

               * Ciphergen is a participant in the ADDNET consortium in Scandinavia, dedicated to discover, characterize and validate urinary biomarkers for renal impairment in patients with diabetes. Ciphergen technology and expertise in biomarker discovery and assay are key components in this effort to develop novel diagnostic tests for the early detection of renal failure due to diabetes.

               * Researchers at Stanford are collaborating with Ciphergen to discover novel biomarkers that can be used to diagnose peripheral artery disease, a major complication of diabetes. Preliminary results were presented at the Society for Vascular Medicine and Biology meeting and will be presented in the Young Investigator Award competition at the American College of Cardiology meeting in March 2005.

               * Ciphergen and a multi-institutional roster of investigators have identified a set of biomarkers that appear to be changed in the early stages of Alzheimer's disease. Many of these markers appear to have a pathophysiological basis, suggesting that they may be useful in identifying drug targets or monitoring for drug efficacy. These results were presented in a plenary lecture by Dr. Kaj Blennow (Gothenburg University, Sweden) at the 9th International Congress for Alzheimer's disease in July 2004.

               * McGill University and Ciphergen are collaborating to discover, validate and identify blood biomarkers for parasitic diseases, including Chagas disease, toxoplasmosis and malaria. Early detection of these diseases may reduce morbidity associated with long-term infection.

     * Patents. We filed an additional 27 patent applications during 2004, the most new filings of any year in our history. These applications relate to our products and technologies, and to biomarker discoveries. Our patent portfolio now consists of 23 issued U.S. patents and 102 pending U.S. patent application families. In January 2005, we were granted U.S. patent 6,844,165, directed to the detection of multiple diagnostic markers by SELDI-TOF-MS for the diagnosis of disease; this patent complements several existing issued U.S. patents covering biomarker proteomics.

    About Ciphergen
    Ciphergen's Biosystems Division develops, manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research and process proteomics applications. ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center(R) laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.

    Safe Harbor Statement
    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act") Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include our financial outlook for 2005, including without limitation, statements regarding expected revenue and increasing quarterly revenue, and expected gross margin and net loss, statements regarding new product introductions in 2005, anticipated results of prestigious laboratories and collaborations employing our products and services, commencement of shipping of our Deep Proteome products in 2005, the potential for our ProteinChip technology to yield useful protein biomarkers, our ability to develop and commercialize protein molecular diagnostics that improve patient care, the achievement of major milestones by our Diagnostics Division and its ability to provide services that lead to improved toxicology assays and diagnostic assays. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that the Company is unable to generate significant growth in unit sales while maintaining pricing, managing our manufacturing costs and operating expenses consistent with our plans, the risk that our ProteinChip technology is unable to discover, validate and/or develop protein biomarkers as diagnostic or toxicology assays, Ciphergen's ability to successfully commercialize any such tests, and our ability to protect and promote our proprietary technologies, the risk that we do not successfully launch our new product introductions and that such new products do not receive market acceptance or generate revenue at a rate or in the amounts we anticipate, and the risk that our Diagnostics Division does not achieve commercial partnerships due to an inability to come to mutually acceptable business terms or does not achieve clinical test launch milestones due to a failure to validate the performance of potential clinical assays in larger studies, an inability to translate research assays into highly reproducible commercially acceptable assays, a failure to achieve cGMP status and other factors. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-Q dated November 9, 2004, for further information regarding these and other risks of the Company's business.

    NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.

                           Ciphergen Biosystems, Inc.
            Unaudited Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                          Three Months Ended           Twelve Months Ended
                                             December 31,                 December 31,
                                     ---------------------------   ---------------------------
                                         2003           2004           2003           2004
                                     ------------   ------------   ------------   ------------
Revenue                              $     11,562   $     10,098   $     43,638   $     40,181
Cost of revenue (1)                         3,916          3,867         22,594         15,075
Gross profit                                7,646          6,231         21,044         25,106

Operating expenses:
  Research and development                  5,753          3,702         23,628         19,268
  Sales and marketing                       5,882          6,318         21,335         26,376
  General and administrative                3,085          3,425         14,815         14,136
     Total operating expenses              14,720         13,445         59,778         59,780

Loss from operations                       (7,074)        (7,214)       (38,734)       (34,674)

Interest and other income
 (expense), net                              (381)          (550)          (211)        (2,145)
Loss from continuing operations
 before income taxes                       (7,455)        (7,764)       (38,945)       (36,819)

Income tax provision (benefit) for
 continuing operations                        (71)          (186)           (47)           109
Net loss from continuing
 operations                                (7,384)        (7,578)       (38,898)       (36,928)

Discontinued operations (2):
  Gain (loss) from discontinued
   operations, net of tax                     675           (638)         2,151         (1,440)
  Gain from sale of BioSepra
   business, net of tax                        --         18,527             --         18,527
Net income from discontinued
 operations                                   675         17,889          2,151         17,087

Net income (loss)                    $     (6,709)  $     10,311   $    (36,747)  $    (19,841)

Basic and diluted income (loss)
 per share information:
  Loss from continuing operations    $      (0.25)  $      (0.26)  $      (1.38)  $      (1.26)
  Income from discontinued
   operations                                0.02           0.61           0.07           0.58
    Net income (loss)                $      (0.23)  $       0.35   $      (1.31)  $      (0.68)

Shares used in computing basic and
 diluted income (loss) per share           28,918         29,419         28,154         29,244

(1) In the fiscal year ended December 31, 2003, cost of revenue included a non-recurring expense of $7,257 related to our litigation settlement.
(2) Amounts attributable to our BioSepra business, which was sold on November 30, 2004, have been reclassified to gain (loss) from discontinued operations.

                           Ciphergen Biosystems, Inc.
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                      As of December 31,
                                                 ---------------------------
                                                     2003           2004
                                                 ------------   ------------
                                                   (Note 1)
ASSETS
Current assets:
  Cash and cash equivalents                      $     32,853   $     35,392
  Short term investments                               14,463          2,175
  Accounts receivable, net                             14,731         10,811
  Inventories                                           8,300          6,919
  Notes receivable from related parties                    56            126
  Prepaid expenses and other current assets             2,878          1,847
    Total current assets                               73,281         57,270

Property, plant and equipment, net                     15,891          9,315
Goodwill and other intangible assets, net               9,879          5,569
Other long term assets                                  2,759          2,223
Notes receivable from related parties                     216             --
    Total assets                                 $    102,026   $     74,377

LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' INTEREST
Current liabilities:
  Accounts payable                               $      5,062   $      3,369
  Accrued liabilities                                   9,495          7,675
  Current portion of deferred revenue                   5,768          5,441
  Current portion of capital lease obligations            324             16
  Current portion of long term debt                       662            925
    Total current liabilities                          21,311         17,426

Deferred revenue, net of current portion                  594            767
Capital lease obligations, net of
 current portion                                        2,274             28
Long term debt, net of current portion                  1,090            377
Convertible senior notes, net of discount              27,515         28,051
Other long term liabilities                             1,185          1,013
    Total liabilities                                  53,969         47,662

Minority interest                                         165             --

Stockholders' equity:
  Common stock                                             29             29
  Additional paid in capital                          186,043        187,133
  Notes receivable from stockholders                   (1,093)          (349)
  Deferred stock-based compensation                      (725)            --
  Accumulated other comprehensive income                4,158            263
  Accumulated deficit                                (140,520)      (160,361)
    Total stockholders' equity                         47,892         26,715
    Total liabilities, minority interest and
     stockholders' equity                        $    102,026   $     74,377

(1) The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2003.

SOURCE  Ciphergen Biosystems, Inc.
    -0-                             02/17/2005
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /